Exhibit 99.2

CLS Holdings USA, Inc to Host Q3, 2022 Financial Results on April 14, 2022

LAS VEGAS, April 5, 2022 (GLOBE NEWSWIRE) –- CLS Holdings USA, Inc.

(OTCQB:CLSH) (CSE:CLSH), the “Company” or “CLS”, a diversified cannabis company operating as Cannabis Life Sciences, will host a webcast on Thursday, April 14, 2022 at 5 p.m. ET to discuss the Company's financial highlights for its third quarter of fiscal year 2022.

Event:	CLS Holdings USA, Inc. Q3 FY 2022 Financial Results Webcast
Date:	Thursday, April 14, 2022
Time:	5:00 p.m. Eastern Time
Webcast:	https://onlinexperiences.com/Launch/QReg/ShowUUID=E795A5B4-8436-4A51-BD49-1BE65CB39778&LangLocaleID=1033&GroupID=Onyx

For interested individuals unable to join the webcast, a replay of the webcast will be available on the CLS Holdings USA, Inc., website and can be accessed by visiting
https://www.clsholdingsinc.com/news-media/press-releases

About CLS Holdings USA, Inc.

CLS Holdings USA, Inc. (CLSH) is a diversified cannabis company that acts as an integrated cannabis producer and retailer through its Oasis Cannabis subsidiaries in Nevada and plans to expand to other states. CLS stands for "Cannabis Life Sciences," in recognition of the Company's patented proprietary method of extracting various cannabinoids from the marijuana plant and converting them into products with a higher level of quality and consistency. The Company's business model includes licensing operations, processing operations, processing facilities, sale of products, brand creation and consulting services. https://www.clsholdingsinc.com/
Twitter: @CLSHoldingsUSA

Oasis Cannabis Dispensary

Oasis Cannabis has operated a cannabis dispensary in the Las Vegas market since dispensaries first opened in Nevada in 2015 and has been recognized as one of the top marijuana retailers in the state. Its location within walking distance to the Las Vegas Strip and Downtown Las Vegas in combination with its delivery service to residents allows it to efficiently serve both locals and tourists in the Las Vegas area. In February 2019, it was named "Best Dispensary for Pot Pros" by Desert Companion Magazine. In August 2017, the company commenced wholesale offerings of cannabis in Nevada with the launch of its City Trees brand of cannabis concentrates and cannabis-infused products. http://oasiscannabis.com

City Trees

Founded in 2017, City Trees is a Nevada-based cannabis cultivation, production and distribution company. Offering a wide variety of products with consistent results, City Trees products are available in numerous dispensaries throughout the state of Nevada. https://citytrees.com

Contact Information:

Corporate:
Chairman and CEO
Jeff Binder

President and COO
Andrew Glashow

888-438-9132

Investor Relations:
investors@clsholdingsinc.com